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Freeport-McMoRan Completes
Sale of 13% Interest in Morenci Mine for $1.0 Billion in Cash

PHOENIX, AZ, May 31, 2016 - Freeport-McMoRan Inc. (NYSE: FCX) announced today that it has completed its previously announced sale of a 13 percent interest in its Morenci unincorporated joint venture to Sumitomo Metal Mining Co. Ltd. (SMM) for cash consideration of $1.0 billion. The transaction has an effective date of May 31, 2016.
The Morenci unincorporated joint venture is now owned 72 percent by FCX, 15 percent by Sumitomo Metal Mining Arizona Inc. (SMMAz is owned 80 percent by SMM and 20 percent by Sumitomo Corporation), and 13 percent by SMM Morenci Inc. that is fully owned by SMM.
FCX plans to use net proceeds from the transaction of approximately $1.0 billion to repay $0.5 billion in borrowings under its bank term loan with the balance to reduce amounts drawn under its revolving credit facility. FCX expects to record an approximate $0.6 billion after-tax gain on the transaction in second-quarter 2016.
FCX is a premier U.S.-based natural resources company with an industry-leading global portfolio of mineral assets and significant oil and gas resources. FCX is the world's largest publicly traded copper producer.
FCX's portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world's largest copper and gold deposits; significant mining operations in the Americas, including the large-scale Morenci minerals district in North America and the Cerro Verde operation in South America; the Tenke Fungurume minerals district in the Democratic Republic of Congo; and significant U.S. oil and gas assets principally in the Deepwater Gulf of Mexico and in California. Additional information about FCX is available on FCX's website at "fcx.com."

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